Exhibit 99.1

FOR IMMEDIATE RELEASE

STONERIDGE REPORTS FIRST-QUARTER 2009 RESULTS

w    Decrease in net sales, net income attributed to dramatically reduced volumes in key markets
w    Liquidity, capital structure seen as competitive advantage

WARREN, Ohio – May 1, 2009 – Stoneridge, Inc. (NYSE: SRI) today announced net sales of $121.1 million and a net loss of $11.6 million, or $(0.49) per diluted share, for the first quarter ended March 31, 2009.

Net sales decreased $82.0 million, or 40.4 percent, to $121.1 million, compared with $203.1 million for the first quarter of 2008.  The decrease in net sales was primarily caused by dramatically reduced production volumes in the North American passenger car/light truck market (50.9%) and the commercial vehicle markets in Europe (55.6%) and North America (41.8%), and the effect of foreign currency translation.  Foreign currency translation negatively affected first-quarter net sales by approximately $7.5 million compared with the same period in 2008. The sales decrease was partially offset by the strength in the North American agricultural and off-road market.

Net loss for the first quarter was $11.6 million, or $(0.49) per diluted share, compared with net income of $6.5 million, or $0.28 per diluted share, in the first quarter of 2008.  The decrease in net income was due primarily to the severe reduction in sales volume the Company experienced in many of its markets.

As of March 31, 2009, Stoneridge’s consolidated cash position was $89.2 million, $3.5 million lower than the 2008 year-end balance of $92.7 million, and its ABL facility remains undrawn. Net cash provided by operating activities for the quarter ended March 31, 2009 was $1.2 million, compared with $8.6 million for the quarter ended March 31, 2008.  The decrease of $7.4 million in cash provided by operating activities was primarily due to a reduction in earnings caused by the reduction in sales offset by working capital reductions.

Chrysler announced yesterday that it has filed for a quick and efficient bankruptcy.  To minimize Stoneridge’s exposure, the Company has filed for and has been accepted to participate in the Chrysler and General Motors U.S Government supplier accounts receivable guarantee program.

Outlook
“The decrease in production volumes globally in the first quarter was the most severe the Company has ever experienced,” said John C. Corey, president and chief executive officer.  “Current market conditions have caused unprecedented turmoil throughout our industry and we are managing our operations to react rapidly and adjust to quickly changing demand.  Nevertheless, we are encouraged that our cost-savings initiatives that have been implemented and our available liquidity and capital structure will allow us to operate through a protracted downturn in volume and position us for the new competitive landscape once markets recover.  Although the first half of 2009 will be worse than we originally expected, we continue to expect Stoneridge to be operating income and cash flow from operations positive in 2009, with improved business conditions by late third quarter and in the fourth quarter. ”

Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2009 first-quarter results can be accessed at 1 p.m. Eastern time on Friday, May 1, 2009, at www.stoneridge.com, which will also offer a webcast replay.

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About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Warren, Ohio, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, medium- and heavy-duty truck, agricultural and off-highway vehicle markets.  Additional information about Stoneridge can be found at www.stoneridge.com.

Forward-Looking Statements
Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in this release.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the loss of a major customer; a significant change in automotive, medium- and heavy-duty truck or agricultural and off-highway vehicle production; disruption in the OEM supply chain due to bankruptcies; a significant change in general economic conditions in any of the various countries in which the Company operates; labor disruptions at the Company’s facilities or at any of the Company’s significant customers or suppliers; the ability of the Company’s suppliers to supply the Company with parts and components at competitive prices on a timely basis; customer acceptance of new products; and the failure to achieve successful integration of any acquired company or business.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in the Company’s periodic filings with the Securities and Exchange Commission.

For more information, contact:

Kenneth A. Kure, Corporate Treasurer and Director of Finance
330/856-2443

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008

Net Sales	$121,085	$203,070

Costs and Expenses:
Cost of goods sold	101,810	151,253
Selling, general and administrative	27,077	36,282
Restructuring charges	958	1,422

Operating Income (Loss)	(8,760)	14,113

Interest expense, net	5,497	5,372
Equity in earnings of investees	(575)	(3,819)
Loss on early extinguishment of debt	-	499
Other expense, net	6	402

Income (Loss) Before Income Taxes	(13,688)	11,659

Provision (benefit) for income taxes	(2,108)	5,112

Net Income (Loss)	$(11,580)	$6,547

Basic net income (loss) per share	$(0.49)	$0.28
Basic weighted average shares outstanding	23,464	23,286

Diluted net income (loss) per share	$(0.49)	$0.28
Diluted weighted average shares outstanding	23,464	23,647

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STONERIDGE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

	March 31,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$89,177	$92,692
Accounts receivable, less reserves of $4,274 and $4,204, respectively	86,124	96,535
Inventories, net	48,158	54,800
Prepaid expenses and other	12,273	9,069
Deferred income taxes, net of valuation allowance	1,548	1,495
Total current assets	237,280	254,591

Long-Term Assets:
Property, plant and equipment, net	85,712	87,701
Other Assets:
Investments and other, net	39,687	40,145
Total long-term assets	125,399	127,846
Total Assets	$362,679	$382,437

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$43,226	$50,719
Accrued expenses and other	46,715	43,485
Total current liabilities	89,941	94,204

Long-Term Liabilities:
Long-term debt	183,000	183,000
Deferred income taxes	4,573	7,002
Other liabilities	6,457	6,473
Total long-term liabilities	194,030	196,475

Shareholders' Equity:
Preferred Shares, without par value, authorized 5,000 shares, none issued	-	-
Common Shares, without par value, authorized 60,000 shares, issued 25,286 and 24,772
shares and outstanding 25,178 and 24,665 shares, respectively, with no stated value	-	-
Additional paid-in capital	158,233	158,039
Common Shares held in treasury, 108 and 107 shares, respectively, at cost	(129)	(129)
Retained deficit	(70,735)	(59,155)
Accumulated other comprehensive loss	(8,661)	(6,997)
Total shareholders’ equity	78,708	91,758
Total Liabilities and Shareholders' Equity	$362,679	$382,437

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STONERIDGE, INC. AND SUBSIDIARIES

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Fiscal Years
	Ended December 31,
	2009	2008
OPERATING ACTIVITIES:
Net cash provided by operating activities	$1,198	$8,623

INVESTING ACTIVITIES:
Capital expenditures	(3,945)	(5,513)
Proceeds from sale of fixed assets	92	36
Business acquisitions and other	-	(1,061)
Net cash used for investing activities	(3,853)	(6,538)

FINANCING ACTIVITIES:
Repayments of long-term debt	-	(11,000)
Share-based compensation activity	-	42
Premiums related to early extinguishment of debt	-	(358)
Net cash used for financing activities	-	(11,316)

Effect of exchange rate changes on cash and cash equivalents	(860)	1,580

Net change in cash and cash equivalents	(3,515)	(7,651)

Cash and cash equivalents at beginning of period	92,692	95,924

Cash and cash equivalents at end of period	$89,177	$88,273

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